Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

Safe and Green Development Corporation

Safe and Green Development Corporation, a corporation organized and existing under the laws of the State of Delaware,

DOES HEREBY CERTIFY:

1. The name of this Corporation is “Safe and Green Development Corporation.” The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on
February 17, 2021. The name under which this corporation was originally incorporated was SGB Development Corp. A Certificate of Amendment to the corporation’s Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 16, 2022

2. This Amended and Restated Certificate of Incorporation (“Restated Certificate”) was duly adopted by the Board of Directors and the stockholders of the corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

3. This Restated Certificate restates and amends the original Certificate of Incorporation, as it was amended on December 16, 2022, to read in its entirety as follows:

ARTICLE I

NAME

The name of this Corporation is Safe and Green Development Corporation (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware shall be located at 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware or any applicable successor act thereto, as the same may be amended from time to time (“DGCL”).

ARTICLE IV

CAPITAL STOCK

A. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is Fifty-Five Million (55,000,000) shares. Fifty Million (50,000,000) shares shall be Common Stock, each having a par value of $0.001; and Five Million (5,000,000) shares shall be Preferred Stock, each having a par value of $0.001.

B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized to provide for the issue of all of any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

C. Shares of Common Stock and Preferred Stock may be issued from time to time as the Board of Directors shall determine, and on such terms and for such consideration as shall be fixed by the Board of Directors.

ARTICLE V

BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. Board of Directors. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors. In no event shall the number of directors be less than the minimum prescribed by law.

B. Election of Directors. The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the initial classification of the Board of Directors, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide. Directors need not be stockholders of the Corporation.

C. Removal of Directors. Subject to the rights of holders of any series of Preferred Stock to elect additional directors under specified circumstances, neither the Board of Directors nor any individual director may be removed without cause. Subject to the rights of holders of any series of Preferred Stock or any limitation imposed by law, any individual director or directors may be removed from office at any time with cause by the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors.

D. Vacancies. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

E. Bylaw Amendments. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election or directors, voting together as a single class.

F. Stockholder Nominations. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

G. Committees of the Board of Directors. Pursuant to the Bylaws the Board of Directors may establish one or more committees of the Board of Directors to which may be delegated any or all of the powers and duties of the Board of Directors to the full extent permitted by law.

H. Written Consent. No action shall be taken by the stockholders by written consent or electronic transmission.

ARTICLE VI

LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS

No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such an exemption from liability or limitation thereof is not permitted under the DGCL, or as the same my hereafter be amended. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director or officers of the Corporation for or with respect to any acts or omissions or such director or officer occurring prior to such amendment or repeal. If applicable law is amendment after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limited the personal liability of directors, then the liability of a director or officer to the Corporation shall be eliminated or limited to the fullest extent under applicable law as so amended.

ARTICLE VII

FORUM FOR ADJUDICATION OF DISPUTES

Unless the Corporation consents in writing to the selection of an alternative forum, (A) the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for the following actions (unless such court does not have subject matter jurisdiction thereof, in which case the federal district court of the State of Delaware shall be the sole and exclusive forum): (1) any derivative action or proceeding brought on behalf of the Corporation; (2) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (3) any action asserting a claim arising pursuant to any provision of the DGCL, the Corporation’s Certificate of Incorporation or the Bylaws of the Corporation (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or (4) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine of the law of the State of Delaware; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Notwithstanding the foregoing, this Article VII shall not apply to claims seeking to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VII.

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IN WITNESS WHEREOF, this Restated Certificate has been executed by a duly authorized officer of this Corporation on this [   ] day of [   ], 2023.

Safe and Green Development Corporation

By:
Name:
Title:

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